Exhibit 99.1

newsrelease

Contact:	Contact:
Jenny L. Apker	James M. Gruskin
800/497-6329	800/497-6329

R.H. DONNELLEY CORPORATION ANNOUNCES $300 MILLION DEBT ISSUANCE

CARY, N.C., January 10, 2005 — R.H. Donnelley Corporation (NYSE: RHD), today announced that it is planning an offering of $300 million of senior notes to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933.

R.H. Donnelley Corporation intends to use the proceeds from the offering to repurchase a portion of its Preferred Stock and for general corporate purposes.

The senior notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.